Exhibit 99.1

Cellectar Biosciences Announces Recent Key Accomplishments and Second Quarter 2016 Financial Results

Madison, WI (August 11, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (“the company”), an oncology-focused biotechnology company, today announces key accomplishments and its financial results for the second quarter of 2016, which ended June 30, 2016.

Corporate highlights for the quarter include:

•	USPTO issued patent for CLR 131 and other radiotherapeutics for the treatment of cancer stem cells in combination with external beam treatment

•	USPTO issued patent for CLR 1600 series PDC’s protecting assets generated through the conjugation of our delivery vehicle with paclitaxel

•	USPTO patent publication related to our delivery vehicle protecting assets generated through the conjugation of any existing or future cytotoxic agents

•	Results of preclinical study of 1602, one of our paclitaxel PDC’s demonstrating improved in vivo cancer tumor targeting compared to other cells

•	Completion of the first phase of NCI SBIR fast track grant; a preclinical study of CLR 125 which demonstrated activity in triple negative breast cancer models

•	Closing of $8M financing

•	Achieved all Nasdaq requirements for continued listing, successfully closing the listing qualifications matter

“In addition to expanding and strengthening our intellectual property portfolio this past quarter, we enhanced the company’s capital structure and continued to successfully execute on the corporate objectives established almost a year ago, including our rapid pivot to a therapeutic focused research and development company,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We now look forward to upcoming cohort 2 performance results of CLR 131 for Multiple Myeloma as well the first half of 2017 initiation of our NCI supported Phase 2 clinical study of CLR 131in hematologic malignancies.”

Financial Results for 2Q 2016

During the second quarter of 2016, the company reported research and development expenses of $1.0 million, a reduction of $0.4 million from the second quarter of 2015. This improvement continues to be attributable to the company’s shift in strategic focus to therapeutic compound research and development efforts exclusively and the streamlined clinical trial approach it implemented during the second half of 2015.

Cellectar’s general and administrative expenses for second quarter 2016 totaled $1.4 million, which was $0.6 million higher than the prior year period. A significant portion of this increase was driven by specific charges related to legal fees and other consulting services that will not recur, in addition to increased personnel costs. Loss from operations was $2.3 million, which was similar to the same period last year.

The Company ended the second quarter with $7.9 million in cash and cash equivalents, compared to $3.9 million in cash and cash equivalents on December 31, 2015. The company estimates that its available cash and cash equivalents should fund its planned operations into the first quarter of 2017. The company expects that additional capital will be required to complete its planned clinical and preclinical development.

Cellectar will be holding a conference call at 8:30 AM ET on Monday, August 15, 2016 to review the company’s performance, as well as these financial results. The call can be accessed by calling 888-646-8293. The call will also be webcast via http://edge.media-server.com/m/p/zxwdofdp, and replays will be available via the Investor Relations section of the company’s website: investor.cellectarbiosciences.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 clinical study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com